Exhibit 32

CERTIFICATION

Each of the undersigned hereby certifies that, to the best of their knowledge, this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in this report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

TITAN INTERNATIONAL, INC. (Registrant)

Date: February 26, 2004	By:	/s/ Maurice M. Taylor Jr.

Maurice M. Taylor Jr.
President and Chief Executive Officer

	By:	/s/ Kent W. Hackamack

Kent W. Hackamack
Vice President of Finance and Treasurer
(Principal Financial Officer and
Principal Accounting Officer)